Exhibit 10.2
October 26, 2010
Mr. Dan Jackson
2709 NW 133rd Circle
Vancouver, WA 98685
Dear Dan:
On behalf of Red Lion Hotels Corporation, we are delighted to offer you the position of Senior Vice President, Chief Financial Officer for Red Lion Hotels Corporation. In your new position, you will report to me in my role as the Interim President and Chief Executive Officer.
Your appointment as an executive officer of Red Lion Hotels Corporation would be subject to formal appointment by our Board of Directors. After appointment, and so long as you are an executive officer, the details of your hire, your compensation and of any acquisitions and dispositions of stock of Red Lion would be subject to Securities Exchange Commission reporting rules.
The following outlines the employment package for your position.
START DATE: Tuesday, November 2, 2010
POSITION: Full-time Chief Financial Officer for Red Lion Hotels Corporation located in Spokane, Washington. Your responsibilities will be those outlined in your job description, as may be modified, and as may be assigned to you from time to time by your supervisor.
COMPENSATION: Your position is classified as a salaried exempt position, which means it is exempt from state and federal overtime laws. You will be paid a bi-weekly base salary of $8,076.92 which is equivalent to $210,000.00 per year, subject to normal withholdings and payroll taxes. Our company’s pay periods run on a biweekly basis. You will be paid every other Friday beginning November 19, 2010.
BONUS: In addition to your base salary, you may be eligible to earn a bonus if you are continuously and actively employed throughout the applicable bonus period, and if you meet the other requirements outlined in the bonus plan, as may be amended from time to time. Bonus targets and goals for achievement of bonuses by executive officers are set by the Compensation Committee of the Board of Directors. For reference purposes, the target bonus for 2010 for the CFO position was 30% of base salary.
EQUITY GRANT: Within 30 days after your hire, you will receive restricted stock units (“RSUs”) equivalent to 30% of your annual salary. These RSUs will be subject to the approval of the Compensation Committee of the Board of Directors and the Company’s 2006 Stock Incentive Plan and will vest on the one (1) year anniversary of the date of issuance, provided that you are still employed by the Company at that time.
You will also be eligible to receive additional issuances from time to time of equity incentives granted by the Compensation Committee of the Board of Directors. For reference purposes, in May of each of the last two calendar years, the Compensation Committee approved equity awards equal in value to 40% of the Chief Financial Officer’s base salary, in each case in the form of RSUs vesting over four years.
ANNUAL PERFORMANCE EVALUATION: Performance evaluations are generally conducted annually on or about February 1st of each year. Red Lion may increase your salary based upon the annual performance evaluation or other facts. Any wage increase may be pro-rated based on the date you began working in this position.
BENEFITS: You will be eligible to participate in all standard employee benefit programs on the same terms and conditions as other Red Lion Vice Presidents, as they may be modified from time to time, including:
•	Medical and Dental insurance eligible the first of the month following your hire date

•	Employee Assistance Program (EAP)

•	Long Term Disability insurance coverage starting the first of the month following your hire date

•	Flexible Spending Account — Section 125 Medical Reimbursement and Dependent Care accounts eligible within 30 days of your hire date for the following 1st of the month effective date

•	AFLAC — Voluntary Cancer Protection, Short Term Disability, Personal Recovery and Accident / Injury Protection Plans available following date of hire and also during open enrollment periods

•	Paid vacation. You will be eligible for 3 weeks paid vacation within your first year of employment. This allowed vacation time does not apply to the RLH Vacation Policy. As such, these approved but unearned vacation hours will not be entered into our payroll system until requested and taken. In addition, should your employment with RLH end before you have earned vacation hours under our normal vacation policy, this approved but unearned vacation will not be paid out at separation nor will it be subject to any rollover consideration. Starting January 1, 2012, your vacation will fall within the RLH vacation policy, as detailed in the RLH benefits handbook.

•	Paid sick leave

•	A special paid Year-End Break to be taken each calendar year between December 25 and January 1

•	Eight (8) paid holidays each year and one (1) personal day

•	Participation in the RLH 401(k) Retirement Savings Plan with a discretionary match which, if made, will be on a graduated basis based on length of service, eligible on your hire date

•	Direct Deposit

•	Option to purchase shares of RLH stock at a 15% discount through payroll deduction under Red Lion’s Employee Stock Purchase Plan

•	Voluntary Term Life and AD&D Insurance coverage eligible the first of the month following your hire date

•	Continuing education reimbursement

•	Discounted Red Lion Family of Hotels accommodations for you and your family
A benefit book will be provided to you upon the commencement of your employment, describing RLH’s benefits and eligibility requirements in detail. You will also receive a copy of RLH’s Associate Handbook with information regarding the Company’s policies and procedures.
SEVERANCE UPON CHANGE OF CONTROL: If there is a Change of Control (defined below) and your employment is terminated without Cause (defined below) within six (6) months after such Change of Control, you will be entitled to a lump sum payment equal to one year of your then current annual salary.
As used herein, the term “Cause” means: (i) your willful and intentional failure or refusal to perform or observe any of your material duties, responsibilities or obligations, if such breach is not cured within 30 days after notice thereof to you by the Company, which notice shall state that such conduct shall, without cure, constitute Cause; (ii) any willful and intentional act by you involving fraud, theft, embezzlement or dishonesty affecting the Company; or (iii) your conviction of (or a please of novo contendere to) an offense which is a felony in the jurisdiction involved.
As used herein, the term “Change of Control” means the occurrence of any one of the following events: (i) the majority of the Company’s Board of Directors (the “Board”) consists of individuals other than “Incumbent

Directors,” which shall mean the members of the Board as of the date of this letter and any other persons becoming directors subsequent to the date of this letter whose election or nomination for election was supported by a majority of the directors who then comprised the Incumbent Directors; (ii) the Company adopts a plan of liquidation providing for distribution of all or substantially all of the assets of the Company on a consolidated basis; or (iii) the Company sells all or substantially all of its assets on a consolidated basis in a single transaction or series of transactions.
COMMUTE: You will be allowed to commute between your home in Vancouver, Washington and our home office in Spokane, Washington. Red Lion will reimburse your commute expenses in accordance with our normal travel reimbursement policies at one round-trip per week. Any additional personal travel will be at your own expense
RELOCATION: If you permanently relocate to Spokane, Washington at any time during the first two (2) years of your employment with the company, we will reimburse your out-of-pocket eligible moving expenses up to $20,000.00, provided that you provide the company with receipt verification of such expenses within six (6) months after such relocation. Taxable items will be grossed up to compensate for your impact. Cost estimates of anticipated expenses are to be supplied in advance to your supervisor for approval prior to reimbursement. The following expenses are eligible for reimbursement:
Eligible expenses:
•	Moving expenses of household goods through full service carrier or truck rental

•	Associated packing materials

•	Home closing costs (for home sale and for home purchase); and offsite storage

•	Mileage to destination for up to 2 cars

•	Car registration for up to 2 cars

•	Driver’s license fees for up to 2 people

•	One trip for you and your family to seek housing
In addition, you are allowed up to twelve (12) months’ accommodations, including one meal per day, in one of our properties for you and your family. Any extension to this 12-month period would require advance written approval.
If you are terminated for cause or leave voluntarily within two years after your permanent relocation to Spokane (if you relocate), you will be required to reimburse RLH a pro-rated amount for the balance of the relocation expenses and you authorize RLH to deduct this remaining balance from your final paycheck. Should the balance exceed your final paycheck, you will be expected to reimburse the remaining balance. Terms and timing of such payments will be mutually agreed upon at time of separation.
PROOF OF ELIGIBILITY TO WORK IN U.S.: Our offer is contingent upon your submission of satisfactory proof of your identity and your legal authorization to work in the United States. If you fail to submit this proof, federal law prohibits us from hiring you.
LOYALTY, NONDISCLOSURE OF CONFIDENTIAL INFORMATION: By accepting this offer, you agree that you will act at all times in the best interest of RLH. You also agree that, except as required for performance of your work, you will not use, disclose or publish any Confidential Information of RLH either during or after your employment, or remove any such information from the Company’s premises. Confidential Information includes, but is not limited to, lists of actual and prospective customers and clients, financial and personnel-related information, projections, operating procedures, budgets, reports, business or marketing plans, compilations of data created by RLH or by third parties for the benefit of RLH.
COMPLAINT RESOLUTION: By accepting this offer with RLH, you also agree to continue to familiarize yourself with its policies, including its policies on equal opportunity and anti-harassment, and to promptly report to the appropriate RLH supervisors or officers any matters which require their attention.

KEY EMPLOYEE STATUS: You are regarded as a key employee under certain federal regulations governing family and medical leave. This status will require that you work closely with us in planning if you develop a need for family or medical leave.
NATURE OF EMPLOYMENT: As explained to you on the application for employment you submitted, RLH is an at-will employer. This means that your employment is not for a set amount of time; either you or the Company may terminate employment at any time, with or without cause.
DRUG SCREEN AND BACKGROUND CHECK: RLH has a vital interest in maintaining safe, healthful and efficient working conditions for its employees. With this in mind, employment at RLH is contingent on your satisfactory completion of a drug screen and background check.
ENTIRE AGREEMENT: This letter contains all of the terms of your employment with RLH, and supersedes any prior understandings or agreements, whether oral or in writing.
Red Lion Hotels Corporation reserves the right, subject to limitations and provisions of applicable law and regulations, to change, interpret, withdraw, or add to any of its policies, benefits, or terms and conditions of employment at its sole discretion, and without prior notice or consideration to any associate. The Company’s policies, benefits or terms and conditions of employment do not create a contract or make any promises of specific treatment.
Dan, we are pleased and proud to be adding your talents to a management team that is dedicated to making a difference in the communities we serve, creating fulfilling jobs and environments conducive to success, and providing the foundation for ongoing success of Red Lion Hotels Corporation.
Sincerely,
/s/ Jon E. Eliassen
Jon E. Eliassen
Interim President and Chief Executive Officer
Red Lion Hotels Corporation
Accepted this 1st day of November, 2010

/s/ Dan Jackson Employee Signature
“Through personalized, exuberant service, we will create the most memorable guest experience possible, allowing us to be the leader in our markets.”

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